                                                                   EXHIBIT 10.41


                    STRATEGIC PLANNING CONSULTING SERVICES
                          AND COLLABORATION AGREEMENT

This Agreement is made as of October 7, 1997 (the "Effective Date"), by and between AASTROM BIOSCIENCES, INC., a Michigan corporation ("Aastrom"), and BURRILL & COMPANY, LLC, a California limited liability company ("Burrill").

                                   RECITALS
     A. Burrill is a merchant bank engaged in the business, among other things, of identifying and creating strategic alliances between companies.

     B. Aastrom is a medical and biological products and technology company, and Aastrom desires to obtain one or more strategic alliances ("Strategic Alliances") with one or more companies in the pharmaceutical, biotechnology or medical device industry ("Strategic Partners"), and Aastrom wishes to engage the services of Burrill to assist Aastrom with planning and entering into Strategic Alliances.

         NOW THEREFORE, the parties agree as follows:

1.       Definitions.
         -----------

         Board is defined in Section 3.1.
         -----

         Effective Date shall mean the date first written above.
         --------------

         Initial Warrant is defined in Section 4.3.1.
         ---------------

         Monthly Retainer is defined in Section 4.1.
         ----------------

         Percentage Success Fee is defined in Section 4.2.
         ------------------

         Potential Partners are defined in Section 3.1.
         ------------------

         Proceeds shall mean the aggregate of the net cash received by Aastrom
         --------
from Strategic Partners in connection with a Strategic Alliance prior to the fifth anniversary of the effective date of the Strategic Alliance for licensing fees, milestone payments, research and development funding, equity and like payments. Said proceeds to not include loan proceeds (other than loans which are converted into equity securities of Aastrom prior to the fifth anniversary of the effective date of the Strategic Alliance), royalties, or proceeds from any sale of the Aastrom products. (For a Strategic Alliance which does not include "Proceeds" but which does include some unique value to Aastrom, which unique value does not come within the definition of "Proceeds," Aastrom will give good faith consideration to placing a fair and reasonable monetary value on said unique value so that it can be treated as "Proceeds" pursuant to this Agreement.)

         Services are defined in Section 3.
         --------

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         Strategic Alliance shall mean any transaction or series or combination
         ------------------
of transactions whereby one or more Strategic Partners enters into a transaction with Aastrom with the assistance of Burrill, pursuant to which transaction the Strategic Partner invests in Aastrom equity securities, or the Strategic Partner enters into an agreement with Aastrom in the form of a major license, collaboration, joint venture, partnership, merger, acquisition, or similar arrangement. Excluded from this Strategic Alliance definition are minor license agreements for technology, customary manufacturing or supply agreements that do not involve equity investment in Aastrom, and any performance pursuant to Cobe's existing agreements with Aastrom. (For avoidance of doubt, if Aastrom and Cobe enter into a new transaction, as distinguished from implementing or making minor modifications, to any of their existing agreements, then such a new transaction is included as a Strategic Alliance.)

         Strategic Partners are defined in Recital B.
         ------------------

         Strategic Plan is defined in Section 3.1.
         --------------

         Success Warrant is defined in Section 4.3.3.
         ---------------

         Term is defined in Section 2.
         ----

         Term Sheet means the term sheet, letter of intent or memorandum of
         ----------
understanding signed by Aastrom and the Strategic Partner for a particular Strategic Alliance.

         Vesting Warrant is defined in Section 4.3.2.
         ---------------

  2.     Term.  The term of this Agreement shall commence on the Effective Date
         ----
and shall continue until this Agreement is terminated as specified herein (the "Term"). Upon the expiration of the Term, this Agreement and all rights and obligations hereunder shall terminate (except the rights and obligations contained in Sections 5.2 and 6.)

  3.     Burrill's Services. Aastrom hereby retains Burrill, commencing as of
         ------------------
the Effective Date, to provide to Aastrom those services typically provided by Burrill (the "Services") including, but not limited to, the services set forth in this Section 3. The Services shall include the following:

         3.1. Planning for Strategic Alliances. Burrill shall review and
              --------------------------------
evaluate Aastrom's current status and prospects, and Burrill shall directly work with Aastrom to develop a plan for Aastrom's potential Strategic Alliances, which plan shall include a list of companies which Burrill believes qualify as potential partners (the "Potential Partners") for a Strategic Alliance with Aastrom. Burrill will assist Aastrom in the implementation of the plan, including coordinating contacts with the Potential Partners, preparation of appropriate materials, negotiations for term sheets and definitive agreements, and proceeding with activities necessary to close the Strategic Alliance. Burrill shall facilitate meetings, communications and interactions between the Potential Partners and Aastrom to pursue negotiations, to make presentations, and to assist Aastrom in responding to "due diligence" requests. Burrill shall also, where necessary, based on the type of Strategic Alliance proposed, provide the Aastrom Board of Directors (the "Board") and/or shareholders with recommendations regarding any proposed Strategic Alliance.

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

        3.2.  Strategic Counsel to Aastrom's Board of Directors. At Aastrom's
              -------------------------------------------------
request, Steven Burrill shall attend meetings of the Board and/or Aastrom's senior management to discuss the performance of Burrill's services under this Agreement and to consult with the Board and senior management on strategies for achieving a desirable Strategic Alliance.

        3.3.  Advisory Boards. Burrill shall also provide Aastrom's President
              ---------------
with periodic access to Burrill's Business Advisory Board and/or Scientific Advisory Board, to the same general extent and nature as for Burrill's other client companies.

        3.4.  Involvement of Steven Burrill. G. Steven Burrill shall (i) be
              -----------------------------
Aastrom's principal contact at Burrill, (ii) remain the principal Burrill employee involved with Aastrom matters, and (iii) be the principal Burrill employee to direct or coordinate interactions by Burrill with Potential Partners, the Board and senior management of Aastrom throughout the Term of this Agreement.

  4.  Compensation Payable to Burrill.
      -------------------------------

        4.1.  Monthly Retainer. For the duration of the Term, Aastrom shall pay
              ----------------
to Burrill a monthly retainer (the "Monthly Retainer") in the sum of Ten Thousand Dollars ($10,000) cash, payable within ten (10) calendar days after the beginning of each month during the Term.

        4.2.  Percentage Success Fee. Following the closing of any Strategic
              ----------------------
Alliance for which a Term Sheet was signed by both the Strategic Partner and Aastrom during the Term (or signed within six (6) months after the Term as to a Proposed Partner with whom Burrill was actively involved during the Term on behalf of a potential Strategic Alliance with Aastrom), Aastrom shall pay to Burrill a Percentage Success Fee equal to four percent (4%) of the Proceeds actually received by Aastrom in connection with such Strategic Alliance prior to the fifth anniversary of the effective date of the Strategic Alliance. Aastrom shall pay said Percentage Success Fee by either of the following alternative methods, at Burrill's option: (i) cash, or (ii) Aastrom Common Stock, with such stock valued at the average of the closing sale price of Aastrom Common Stock on the Nasdaq National Market System for the twenty (20) trading days (on which Aastrom Common Stock actually traded) prior to the date of the closing of such Strategic Alliance. Percentage Success Fee shall be paid in increments as Aastrom receives the Proceeds from the Strategic Partner.

        4.2.1.  Adjustments.
                -----------
                (a) If the Proceeds of the first two (2) Strategic Alliances entered into by Aastrom do not exceed fifteen million dollars ($15,000,000) within eighteen (18) months after the first closing of the first Strategic Alliance, then the Percentage Success Fee shall be increased to seven and one-half percent (7.5%) of the Proceeds from such Strategic Alliance and Burrill shall not be entitled to any Success Warrants as provided in
     Section 4.3.3 herein.

                (b) In the event that the first Strategic Alliance is for less than fifteen million dollars ($15,000,000) of Proceeds within the eighteen
     (18) months specified in Section 4.2.1(a), and Aastrom pays the seven and one-half percent (7.5%) Percentage Success

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     Fee for said first Strategic Alliance, but thereafter within the eighteen
     (18) months specified in Section 4.2.1(a) a second Strategic Alliance is closed which causes the aggregate Proceeds to exceed fifteen million dollars ($15,000,000) within the eighteen (18) months specified in Section 4.2.1(a), such that the Percentage Success Fee is to be only four percent (4%), then Burrill and Aastrom shall make such adjustments, payments or refunds as may be needed so that only the four percent (4%) Success Fee is paid on the aggregate Proceeds from the first and second Strategic Alliances received by Aastrom within the 18 months specified in Section 4.2.1(a). Further, once said fifteen million dollar ($15,000,000) level is reached, the Success Warrant earned pursuant to Section 4.3.3 hereof shall be issued.

        (c) If Aastrom enters into a Strategic Alliance that includes (i) the merger or consolidation of Aastrom with or into another corporation pursuant to which the shareholders of Aastrom immediately prior to such Strategic Alliance shall own less than 50% of the voting securities of the surviving corporation, or (ii) the sale, transfer or lease (but not involving a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of Aastrom, then the Percentage Success Fee shall be reduced to the greater of (i) one-half of one percent (0.5%) of the value of Aastrom in such Strategic Alliance, or (ii) $1,400,000.

     4.3.  Stock Warrants.
           --------------

        4.3.1. Initial Warrant. Promptly after the Effective Date, Aastrom shall
               ---------------
issue and grant to Burrill a warrant to purchase one hundred thousand (100,000) shares of Aastrom Common Stock at an exercise price equal to the average of the closing sale price for Aastrom Common Stock on the Nasdaq National Market System for the five (5) trading days (on which Aastrom Common Stock actually traded) prior to the Effective Date (the "Initial Warrant'). The expiration date of the Initial Warrant shall be the fifth anniversary of the Effective Date.

        4.3.2. Vesting Warrant. Promptly after the Effective Date, Aastrom shall
               ---------------
issue and grant to Burrill a warrant to purchase one hundred thousand (100,000) shares of Aastrom Common Stock at an exercise price equal to the average of the closing sale price for Aastrom Common Stock or the Nasdaq National Market System for the five (5) trading days (on which Aastrom Common Stock actually traded) prior to the Effective Date (the "Vesting Warrant"). The Vesting Warrant shall be subject to vesting during the Term, such that half (50,000 shares) shall become vested and exercisable six (6) months after the Effective Date so long as the Term of this Agreement has continued to that time, and the other half (50,000 shares) shall become vested and exercisable on the first anniversary of the Effective Date so long as the Term of this Agreement has continued to that time.

        4.3.3. Success Warrant. Aastrom shall issue and grant to Burrill one of
               ---------------
three (3) stock warrants described below (the "Success Warrant") promptly following the closing of a Strategic Alliance (or the first two (2) Strategic Alliances) and depending upon the dollar value of the Strategic Alliances, as follows:

                (a) If the Strategic Alliance (or the first two Strategic Alliances) entered into by Aastrom results in Proceeds to Aastrom exceeding fifteen million

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

     dollars ($15,000,000) within eighteen (18) months after the effective date of the Strategic Alliance, Aastrom shall issue to Burrill a warrant to purchase three hundred thousand (300,000) shares of Aastrom Common Stock. This warrant shall be exercisable immediately, in whole or in part, at an exercise price equal to the average of the closing sale price for Aastrom Common Stock on the Nasdaq National Market System for the twenty (20) trading days (on which Aastrom Common Stock actually traded) prior to the date of execution of the Term Sheet for such Strategic Alliances; provided, however, that if the definitive agreement for such Strategic Alliance is executed by Aastrom and the Strategic Partner within fifteen (15) months after the Effective Date, the exercise price shall be based on the average of the closing sale price on the five (5) trading days (on which Aastrom Common Stock actually traded) prior to the Effective Date.

                (b) If the Strategic Alliance (or the first two Strategic Alliances) entered into by Aastrom results in Proceeds to Aastrom exceeding twenty-five million dollars ($25,000,000) within twenty-four (24) months after the effective date of the Strategic Alliance, Aastrom shall issue to Burrill a warrant to purchase four hundred thousand (400,000) shares of Aastrom Common Stock. This warrant shall be exercisable immediately, in whole or in part, at an exercise price equal to the average of the closing sale price for Aastrom Common Stock on the Nasdaq National Market System for the twenty (20) trading days (on which Aastrom Common Stock actually traded) prior to the date of execution of the Term Sheet for such Strategic Alliance; provided, however, that if the definitive agreement for such Strategic Alliance is executed by Aastrom and the Strategic Partner within fifteen (15) months after the Effective Date, the exercise price shall be based on the average of the closing sale price on the five (5) trading days (on which Aastrom Common Stock actually traded) prior to the Effective Date.

                (c) If the Strategic Alliance (or the first two Strategic Alliances) entered into by Aastrom results (i) in Proceeds to Aastrom exceeding thirty-five million dollars ($35,000,000) within twenty-four (24) months after the effective date of the Strategic Alliance, or (ii) in the immediate merger or consolidation of Aastrom into or with another corporation in which the shareholders of Aastrom shall own less than fifty percent (50%) of the voting securities of the surviving corporation, or in the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of Aastrom, then Aastrom shall issue to Burrill a warrant to purchase five hundred thousand (500,000) shares of Aastrom Common Stock. This warrant shall be exercisable immediately, in whole or in part, at an exercise price equal to the average of the closing sale price for Aastrom Common Stock on the Nasdaq National Market System for the twenty (20) trading days (on which Aastrom Common Stock actually traded) prior to the date of execution of the Term Sheet for such Strategic Alliance; provided, however, that if the definitive agreement for such Strategic Alliance is executed by Aastrom and the Strategic Partner within fifteen (15) months after the Effective Date, the exercise price shall be based on the average of the closing sale price on the five (5) trading days (on which Aastrom Common Stock actually traded) prior to the Effective Date.

        4.3.4. Each of the Vesting Warrants and Success Warrants shall have an expiration date on the fifth anniversary of the date of grant of the warrant. If this Agreement is terminated for any reason, then all stock warrants issued pursuant to this Section 4.3 which are

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

outstanding at that time shall expire early, if not exercised sooner, on a date 120 days following the date of the termination of this Agreement.

                4.3.5 With respect to each of the stock warrants (Initial Warrant, Vesting Warrant and Success Warrant), Aastrom shall have the right, upon Burrill's written notice of election to exercise the warrant, to proceed with a "net issuance" or "cashless exercise" arrangement, such that in lieu of Burrill paying the warrant exercise price, Aastrom issues to Burrill a number of shares of Aastrom Common Stock having an aggregate value equal to the value of the warrant being exercised (i.e., the "spread" between the then current value per share of the Aastrom Common Stock and the warrant exercise price per share, multiplied by the number of warrant shares). Said value per share shall be determined as the average of the closing sale price for Aastrom Common Stock on Nasdaq National Market System for the twenty (20) trading days (on which Aastrom Common Stock actually traded) prior to the date of Burrill's written notice of election to exercise the warrant.

                4.3.6. With respect to all shares of Aastrom Common Stock acquired upon the exercise of the warrants, Burrill agrees to adhere to all customary and reasonable resale restrictions and limitations, similar to those imposed on other large shareholders by Aastrom's underwriters and to those imposed by applicable securities laws and regulations.

        4.4. Reimbursable Expenses. In addition to the fees and compensation
             ---------------------
described above, Aastrom agrees to reimburse Burrill, in accordance with the activities reviewed with Aastrom, for reasonable out-of-pocket expenses incurred by Burrill in connection with its services hereunder, regardless of whether or not Burrill's efforts result in the consummation of a Strategic Alliance. In lieu of actual itemized charges for miscellaneous phone, fax, postage and photocopying, Burrill shall invoice Aastrom for a fair allocable percentage share of Burrill's costs for such items, which share is estimated to be approximately $200 per month.

     5.  Termination.
         -----------

        5.1. Termination Events. This Agreement and all rights and obligations
             ------------------
hereunder (except the rights and obligations contained in Sections 1, 5.2 and 6) shall terminate upon occurrence of any of the following:

                5.1.1. The termination of this Agreement by Aastrom, and Aastrom may terminate this Agreement at any time, without cause, upon written notice to Burrill. Notwithstanding this right, Aastrom hereby agrees that it will not exercise this right in order to avoid paying a Percentage Success Fee or a Successor Warrant which otherwise would have become earned in the near term.

                5.1.2. The termination of this Agreement by Aastrom on account of a material breach by Burrill of any of Burrill's obligations contained in this Agreement, which breach is not cured within thirty (30) calendar days after Burrill's receipt of written notice thereof from Aastrom.

                5.1.3. The termination of this Agreement by Burrill, and Burrill may terminate this Agreement at any time, without cause, upon written notice to Aastrom.

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                5.1.4. The termination of this Agreement by Burrill on account of a material breach by Aastrom of any of its obligations contained in this Agreement, which breach is not cured within thirty (30) calendar days of receipt after Aastrom's written notice thereof from Burrill.

        5.2. Consequences of Termination. If this Agreement is terminated
             ---------------------------
pursuant to Sections 5.1.1 or 5.1.4, Burrill still shall be entitled to that compensation which Burrill is entitled to receive pursuant to Sections 4.2 and
4.4 herein upon the closing of a Strategic Alliance (i) for which a Term Sheet was executed by both parties before said termination, or (ii) for which a Term Sheet is executed by both parties within six (6) months following such a termination for such Strategic Alliance or with a Potential Partner with whom Burrill had been actively involved with discussions or negotiations for such Strategic Alliance prior to such termination. If this Agreement is terminated, any unvested warrants shall immediately be forfeited and shall be surrendered to Aastrom by Burrill. If this Agreement is terminated pursuant to Sections 5.1.2 or 5.1.3, Burrill shall not earn or receive any further compensation pursuant to Sections 4.2 and 4.3 herein.

     6. Confidentiality. Burrill agrees that the "Confidential Information" (as
        ---------------
defined below) will not be used or disclosed by Burrill for any purpose except as described herein and that such Confidential Information will be kept confidential by Burrill and its agents; provided, however, that (1) any such Confidential Information may be disclosed to Burrill's managers, employees and representatives who need to know such information for the purpose described in this Agreement (it being understood that such managers, employees and representatives shall be informed by Burrill of the confidential nature of such information and shall be required by Burrill to treat such information confidentially, and (2) any disclosure of such Confidential Information may be made to any person which the Company consents in writing. The term "Confidential Information" means all information concerning Aastrom except such information that (i) is or becomes publicly available or available to a knowledgeable person in Aastrom's industry other than as a result of disclosure by Burrill's agents, representatives or employees, (ii) was known by Burrill prior to its disclosure to Burrill by Aastrom, or (iii) is to become available to Burrill on a nonconfidential basis from a source other than Aastrom or its agents which , to Burrill's knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Aastrom.

     7.  Indemnification.
         ---------------

                7.1. By Aastrom. In connection with the services that Burrill
                     ----------
has agreed to render hereunder, Aastrom hereby agrees to indemnify and hold harmless Burrill and its controlling persons, directors, officers, employees, agents and affiliates (each an "indemnified person"), to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them (including fees and disbursements of counsel, but excluding any lost profits or consequential damages of any kind) suffered or alleged to have been suffered by Burrill or any other indemnified person that (a) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by Aastrom or (ii) actions taken or omitted to be taken by an indemnified person with the consent, or upon the instructions, of Aastrom or (b) are otherwise related to or arise out of Burrill's activities hereunder, and Aastrom will reimburse Burrill and any other indemnified person for all

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expenses (including fees and disbursements of counsel) as they are incurred by
Burrill or such other indemnified person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Burrill or such other indemnified person is a party. Aastrom will not be responsible, however, for any losses, claims, damages, liabilities or expenses pursuant to clause (b) of the preceding sentence that are finally judicially determined to have resulted primarily from the negligence or willful misconduct of Burrill or of the person seeking indemnification hereunder. Neither Burrill, nor any of its controlling persons, directors, officers, employees, agents and affiliates, shall have any liability to Aastrom in connection herewith except for such liability for losses, claims, damages, liabilities or expenses incurred by Aastrom as is finally judicially determined to have resulted primarily from Burrill's negligence or willful misconduct; provided that in no event will Burrill have any liability to Aastrom hereunder in excess of the aggregate amount of consideration received by Burrill from Aastrom hereunder. Aastrom further agrees that it will not, without the prior written consent of Burrill, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not Burrill or any other indemnified person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Burrill and each other indemnified person from all liability arising out of such claim, action, suit or proceeding.

        7.2. Notice and Defense. Promptly after receipt by an indemnified person
             ------------------
of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such person will notify Aastrom in writing of such complaint or of the commencement of such action or proceeding, but failure to so notify Aastrom will not relieve Aastrom from any liability that it may have hereunder or otherwise, except to the extent that such failure materially prejudices Aastrom rights or its ability to defend against such complaint, action or proceeding. If Aastrom so elects or is requested by such indemnified person, Aastrom will assume the defense of such action or proceeding, including the employment of counsel (which may be counsel to Aastrom) reasonably satisfactory to Burrill and the payment of the fees and disbursements of such counsel. In the event, however, such indemnified person reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest, or if Aastrom fails to assume the defense of the action or proceeding in a timely manner, then such indemnified person may employ separate counsel to represent or defend it in any such action or proceeding and Aastrom will pay the fees and disbursements of such counsel; provided, however, that Aastrom will not be required to pay the fees and disbursements of more than one separate counsel for all indemnified persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which is assumed by Aastrom, any indemnified person will have the right to participate in such litigation and to retain its own counsel at such indemnified person's own expense.

        7.3. Allocations. Aastrom agrees that if any indemnification sought
             -----------
hereunder by an indemnified person in connection with a transaction is held by a court to be unavailable for any reason other than as specified in the second sentence of Section 7.1, then (whether or not Burrill is the indemnified person), Aastrom and Burrill will contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable in such proportion as is appropriate to reflect (a) the relative benefits to Aastrom, on the one hand, and

Burrill, on the other hand, in connection with such transaction, (b) the relative fault of Aastrom, on the one hand, and Burrill, on the other hand, in connection therewith and (c) any relevant equitable considerations; provided, however, that in any event Burrill's aggregate contribution to all losses, claims, damages, liabilities and expenses in connection with a transaction will not exceed the value of compensation actually received by Burrill from Aastrom in connection with such transaction. It is hereby agreed that the relative benefits to Aastrom, on the one hand, and Burrill, on the other hand with respect to Burrill's engagement in connection with a transaction shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid in such transaction bears to (b) the value of the compensation paid or proposed to be paid to Burrill in connection with such transaction.

        7.4. Other Rights; Waiver of Trial by Jury. The indemnity, reimbursement
             -------------------------------------
and contribution obligations under this Agreement shall be in addition to any rights that Burrill or any other indemnified person may have at common law or otherwise. Aastrom and Burrill hereby agree, to the extent permitted by applicable law, to waive any right to trial by jury with respect to any claim, counter-claim or action arising out of the engagement or the transactions contemplated hereby.

     8.  Miscellaneous.
         -------------

        8.1. Binding Effect. This Agreement shall be binding upon and shall
             --------------
inure to the benefit of both parties and their permitted assigns and other successors; provided, however, that Burrill may not assign its rights or obligations hereunder to any party, whether by merger, operation of law, or otherwise, without the express, prior written approval of Aastrom.

        8.2. Attorneys' Fees. In the event of any proceeding arising out of or
             ---------------
related to this Agreement, the prevailing party shall be entitled to recover from the losing party all of the prevailing party's costs and expenses incurred in connection with such proceeding, including court costs and reasonable attorneys' fees whether or not such proceeding is prosecuted to judgment.

        8.3. Written Amendments. No amendment or addition to, or modification
             ------------------
of, any provision contained in this Agreement shall be effective unless fully set forth in writing and signed by both of the parties hereto.

        8.4. Entire Agreement. This Agreement constitutes the entire agreement
             ----------------
between the parties hereto pertaining to the subject matter hereof, and the final complete and exclusive expression of the terms and conditions thereof. All prior agreements, representations, negotiations and understandings of the parties hereto, oral or written, express or implied, are hereby superseded and merged herein.

        8.5. Governing Law. This Agreement will be governed by and construed in
             -------------
accordance with the laws of the State of Michigan, without giving effect to any choice of law or conflict of law provisions (whether of the State of Michigan] or any other state, country or jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

        8.6.  Counterparts.  This Agreement may be executed in any number of
              ------------
counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Signatures may be delivered and transmitted by facsimile, and this Agreement shall become binding and effective when both parties have transmitted a signed copy of this Agreement to the other party.

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

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

BURRILL & COMPANY, LLC                  AASTROM BIOSCIENCES, INC.:




/s/ G. Steven Burrill                   By: /s/ R. Douglas Armstrong, Ph.D.
-------------------------                  -----------------------------------
G. Steven Burrill                       R. Douglas Armstrong, Ph.D.
                                        President and  Chief Executive Officer



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